                    Report of Independent Public Accountants

To the Board of Directors and Members of Aladdin Gaming Holdings, LLC:

    We have audited the accompanying consolidated balance sheets of Aladdin Gaming Holdings, LLC (a Nevada limited liability company in the development stage) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, members' equity and cash flows for the year ended December 31, 1998 and for the period from inception (December 1, 1997) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aladdin Gaming Holdings, LLC and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the year ended December 31, 1998, and for the period from inception (December 1, 1997) to December 31, 1998 in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company is currently in default of certain debt covenants and management estimates that additional funds will be required to complete the construction of the new Aladdin Hotel and Casino and maintain compliance with current and future debt covenants. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          ARTHUR ANDERSEN LLP

Las Vegas, Nevada
March 30, 1999

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

                                 (IN THOUSANDS)

                                                                                       DECEMBER 31,
                                                                                           1998      DECEMBER 31, 1997
                                                                                       ------------  -----------------
ASSETS
Current assets:
  Cash and cash equivalents..........................................................   $    1,248       $       7
  Receivables, related parties.......................................................           77           -
  Other receivables..................................................................          765           -
  Inventory..........................................................................           60           -
  Prepaid assets.....................................................................          119           -
  Restricted land to be transferred..................................................        6,842           -
                                                                                       ------------            ---
    Total current assets.............................................................        9,111               7
                                                                                       ------------            ---
Property and equipment:
  Land...............................................................................       33,407           -
  Furniture, fixtures and equipment..................................................          272           -
  Construction in progress...........................................................       86,557           -
  Capitalized interest...............................................................        8,213           -
                                                                                       ------------            ---
                                                                                           128,449           -
Less accumulated depreciation and amortization.......................................           17           -
                                                                                       ------------            ---
  Net property and equipment.........................................................      128,432           -
                                                                                       ------------            ---

Other assets:
  Restricted cash and cash equivalents...............................................      227,983           -
  Interest receivable--restricted cash...............................................          859           -
  Other assets.......................................................................        2,061           -
  Debt issuance costs, net of accumulated amortization of $2,831 and $-0- as of
    December 31, 1998 and 1997, respectively.........................................       34,315           -
                                                                                       ------------            ---
      Total other assets.............................................................      265,218           -
                                                                                       ------------            ---
                                                                                        $  402,761       $       7
                                                                                       ------------            ---
                                                                                       ------------            ---

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Current maturities of long-term debt...............................................   $  274,000       $   -
  Accounts payable...................................................................        3,394           -
  Construction payable...............................................................       12,063           -
  Obligation to transfer land........................................................        6,842           -
  Accrued interest...................................................................        1,734           -
  Accrued expenses...................................................................          113           -
                                                                                       ------------            ---
    Total current liabilities........................................................      298,146           -
                                                                                       ------------            ---
Long-term debt, net of discount......................................................      114,353           -
Related party payables...............................................................        4,119               1
Advances to purchase membership interests............................................            3               3
Members' equity:
  Common membership interest, 1,000,000 common shares issued and outstanding as of
    December 31, 1998................................................................       28,608               3
  Deficit accumulated during the development stage...................................      (42,468)          -
                                                                                       ------------            ---
      Total members' equity..........................................................      (13,860)              3
                                                                                       ------------            ---
                                                                                        $  402,761       $       7
                                                                                       ------------            ---
                                                                                       ------------            ---

  The accompanying notes are an integral part of these consolidated financial statements.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEAR ENDED DECEMBER 31, 1998 AND THE PERIOD
          FROM INCEPTION (DECEMBER 1, 1997) THROUGH DECEMBER 31, 1998

                                 (IN THOUSANDS)

                                                                                                  FOR THE PERIOD
                                                                                                  FROM INCEPTION
                                                                                                (DECEMBER 1, 1997)
                                                                            FOR THE YEAR ENDED   THROUGH DECEMBER
                                                                            DECEMBER 31, 1998        31, 1998
                                                                            ------------------  ------------------
Pre-opening costs.........................................................     $     24,737        $     24,737

Other (income) expense:
    Interest income.......................................................          (12,472)            (12,472)
    Interest expense......................................................           38,416              38,416
    Less: Interest capitalized............................................           (8,213)             (8,213)
                                                                                   --------            --------
        Total other (income) expense......................................           17,731              17,731
                                                                                   --------            --------
Net loss accumulated during the development stage.........................     $     42,468        $     42,468
                                                                                   --------            --------
                                                                                   --------            --------

  The accompanying notes are an integral part of these consolidated financial statements.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                 (IN THOUSANDS)

                                                                     ALADDIN      LONDON
                                                        SOMMER       GAMING       CLUBS
                                                      ENTERPRISES, ENTERPRISES,  NEVADA,
                                                          LLC          LLC         INC.      GAI, LLC      TOTAL
                                                      -----------  -----------  ----------  -----------  ----------
BALANCE, DECEMBER 1, 1997...........................   $   -        $   -       $   -        $   -       $   -
Members' contributions..............................           1        -           -                2            3
                                                      -----------  -----------  ----------  -----------  ----------
BALANCE, DECEMBER 31, 1997..........................           1        -           -                2            3
Net loss accumulated during the development stage...     (19,960)     (10,617)     (10,617)     (1,274)     (42,468)
Members' contributions..............................     (47,317)      28,247       50,000       -           30,930
Members' equity costs...............................      (1,093)        (581)        (581)        (70)      (2,325)
                                                      -----------  -----------  ----------  -----------  ----------
BALANCE, DECEMBER 31, 1998..........................   $ (68,369)   $  17,049   $   38,802   $  (1,342)  $  (13,860)
                                                      -----------  -----------  ----------  -----------  ----------
                                                      -----------  -----------  ----------  -----------  ----------

   The accompanying notes are an integral part of these financial statements.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEAR ENDED DECEMBER 31, 1998 AND THE PERIOD
                       FROM INCEPTION (DECEMBER 1, 1997)
                           THROUGH DECEMBER 31, 1998

                                 (IN THOUSANDS)

                                                                                                  FOR THE PERIOD
                                                                                                  FROM INCEPTION
                                                                                                (DECEMBER 1, 1997)
                                                                            FOR THE YEAR ENDED   THROUGH DECEMBER
                                                                            DECEMBER 31, 1998        31, 1998
                                                                            ------------------  ------------------
Cash flows from operating activities:
  Net loss................................................................     $    (42,468)       $    (42,468)
  Depreciation and amortization...........................................               17                  17
  Amortization of debt costs..............................................            2,831               2,831
  Amortization of original issue discount.................................           14,306              14,306
  Increase in interest receivable.........................................             (859)               (859)
  Increase in inventory...................................................              (60)                (60)
  Increase in prepaid expense.............................................             (118)               (118)
  Increase in accounts receivable.........................................             (842)               (842)
  Increase in other assets................................................           (2,061)             (2,061)
  Increase in accounts payable............................................            3,394               3,394
  Increase in accrued expenses............................................              113                 113
  Increase in accrued interest............................................            1,734               1,734
  Increase in related party payable.......................................            3,354               3,354
                                                                            ------------------  ------------------
Net cash used in operating activities.....................................          (20,659)            (20,659)
                                                                            ------------------  ------------------
Cash flows from investing activities:
  Payments for construction in progress...................................          (66,184)            (66,184)
  Payments for furniture and equipment....................................             (272)               (272)
  Payments for capitalized interest.......................................           (8,213)             (8,213)
  Increase in restricted cash.............................................         (227,983)           (227,983)
                                                                            ------------------  ------------------
Net cash used in investing activities.....................................         (302,652)           (302,652)
                                                                            ------------------  ------------------
Cash flows from financing activities:
  Proceeds from issuance of notes.........................................          100,047             100,047
  Proceeds from long-term debt............................................          274,000             274,000
  Repayment of long-term debt.............................................             (547)               (547)
  Debt issuance costs.....................................................          (37,146)            (37,146)
  Members' contributions..................................................           65,000              65,003
  Members' equity costs...................................................           (2,325)             (2,325)
  Payment of debt on contributed land.....................................          (74,477)            (74,477)
  Payable to related parties..............................................          -                         1
  Advances to purchase membership interests...............................          -                         3
                                                                            ------------------  ------------------
Net cash provided by financing activities.................................          324,552             324,559
                                                                            ------------------  ------------------
Net increase in cash......................................................            1,241               1,248
Cash at beginning of period...............................................                7             -
                                                                            ------------------  ------------------
Cash at end of period.....................................................     $      1,248        $      1,248
                                                                            ------------------  ------------------
                                                                            ------------------  ------------------

Supplemental disclosures of cash flow information and non-cash investing and financing activities:
Cash paid for interest, net of amount capitalized.........................     $     11,332        $     11,332

Members' contributions--book value
  Land....................................................................           33,407              33,407
  Construction in progress................................................            7,000               7,000
Equipment acquired equal to assumption of debt............................              547                 547
Increase in construction payables.........................................           12,826              12,826

  The accompanying notes are an integral part of these consolidated financial statements.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION

    Aladdin Gaming Holdings, LLC, a Nevada limited liability company ("Gaming Holdings"), was established on December 1, 1997. Gaming Holdings was initially owned by Aladdin Gaming Enterprises, Inc., a Nevada corporation (25%), Sommer Enterprises, LLC, a Nevada limited liability company (72%) ("Sommer Enterprises"), and GAI, LLC, a Nevada limited liability company (3%). On February 26, 1998, London Clubs International, plc ("London Clubs"), through its subsidiary London Clubs Nevada, Inc. ("LCNI"), contributed $50 million for a 25% interest in Gaming Holdings common membership interests ("Holdings Common Membership Interests"). Sommer Enterprises contributed a portion of land for Holdings Common Membership Interests. Aladdin Gaming Enterprises, Inc. ("Gaming Enterprises"), which is owned 100% by Sommer Enterprises, contributed a portion of land, $7 million of predevelopment costs and $15 million in cash for Holdings Common Membership Interests. After the additional contributions, Sommer Enterprises, LLC owns 47% of Gaming Holdings, LCNI owns 25% of Gaming Holdings, Gaming Enterprises owns 25% of Gaming Holdings and GAI, LLC owns 3% of Gaming Holdings. On November 30, 1998, the Sommer Trust and its affiliates agreed that they shall vote their respective Holdings Common Membership Interests and cause Gaming Enterprises to vote its Holding Common Membership Interests so that (taking into account Holdings Common Membership Interests held by London Clubs or its affiliates) London Clubs controls fifty percent of the voting power of Gaming Holdings. See Note 5 for additional disclosures regarding voting power. Aladdin Holdings, LLC, a Delaware limited liability company ("AHL"), indirectly holds a majority interest in Gaming Holdings. The members of AHL are the Trust Under Article Sixth u/w/o Sigmund Sommer ("Sommer Trust") which holds a 95% interest in AHL and GW Vegas, LLC, a Nevada limited liability company ("GW"), a wholly owned subsidiary of Trust Company of the West ("TCW") which holds a 5% interest in AHL.

    Gaming Holdings is a holding company, the material assets of which are 100% of the outstanding common membership interests and 100% of the outstanding Series A preferred interests of Aladdin Gaming, LLC ("Gaming"). Aladdin Capital Corp. ("Capital") is a wholly owned subsidiary of Gaming Holdings and was incorporated solely for the purpose of serving as a co-issuer of the 13 1/2% Senior Discount Notes ("Notes"). Capital will not have any material operations or assets and will not have any revenues. Gaming Holdings, through its subsidiaries, also owns 100% of Aladdin Music, LLC ("Aladdin Music"). Gaming Holdings and its subsidiaries are collectively referred to herein as "Company."

    The operations of the Company have been primarily limited to the design, development, financing and construction of a new Aladdin Hotel and Casino ("Aladdin"). The Aladdin will be the centerpiece of an approximately 35-acre world-class resort, casino and entertainment complex ("Complex") located on the site of the former Aladdin hotel and casino in Las Vegas, Nevada, a premier location at the center of Las Vegas Boulevard. The Aladdin has been designed to include a luxury themed hotel of approximately 2,600 rooms, an approximately 116,000 square foot casino, an approximately 1,400-seat production showroom and six restaurants.

    The Complex will comprise: (i) the Aladdin; (ii) a themed entertainment shopping mall with approximately 496,000 square feet of retail space ("Desert Passage"); (iii) a second hotel and casino with a music and entertainment theme ("Aladdin Music Project"); (iv) the newly renovated 7,000 seat Theater of the Performing Arts ("Theater"); and (v) an approximately 4,800 space car parking facility ("Carpark" and, together with the Desert Passage, hereinafter, "Mall Project"). The Mall Project will be separately

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) owned in part by an affiliate of the Company and Aladdin Music is currently seeking a joint venture partner for the Aladdin Music Project.

    The consolidated financial statements include the accounts of Gaming Holdings and its wholly-owned subsidiaries. Significant inter-company accounts are eliminated in consolidation.

CASH, CASH EQUIVALENTS AND RESTRICTED CASH

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 1998, restricted cash consisted of cash and cash equivalents held for construction and development of the Aladdin.

PROPERTY AND EQUIPMENT

    Property and equipment consists primarily of expenditures incurred for the design and construction of the Aladdin and have been capitalized as construction in progress. These amounts are expected to be reclassified to buildings and land improvements upon completion of the facility and will be depreciated over the useful life of the assets. Furniture, fixtures and equipment are stated at cost and depreciation is computed using the straight-line method over the estimated useful life of between three and ten years.

INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined using first-in first-out method.

FAIR VALUE OF CERTAIN FINANCIAL INSTRUMENTS

    The carrying amount of cash equivalents, receivables and all current liabilities approximates fair value because of the short term maturity of these instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. See Note 2 for additional fair value disclosures.

INTEREST COSTS

    Interest costs associated with major construction projects are capitalized. Interest is capitalized on amounts expended to construct the Aladdin using the weighted-average cost of the Company's outstanding borrowings. The capitalized interest will be recorded as part of the asset to which it relates and will be amortized over the asset's useful life. Capitalization of interest ceases when the project is substantially complete.

INTEREST RATE SWAPS

    The Company uses interest rate swaps and similar financial instruments to assist in managing interest incurred on its long-term debt. The difference between amounts received and amounts paid under such agreements, as well as any costs or fees, is recorded as a reduction of, or addition to, interest expense as incurred over the life of the swap or similar financial instruments.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PRE-OPENING COSTS

    In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 98-5 REPORTING ON THE COSTS OF START-UP ACTIVITIES ("SOP 98-5"). The provisions of SOP 98-5 are effective for fiscal years beginning after December 15, 1998 and require that the costs associated with start-up activities (including pre-opening costs of casinos) be expensed as incurred. SOP 98-5 permits early adoption in fiscal years for which annual financial statements have not yet been issued.

    Effective January 1, 1998, the Company adopted the provisions of SOP 98-5. Pre-opening costs include, but are not limited to, salary related expenses for new employees and management opening team, travel and lodging expenses, training costs, advertising and marketing, organizational costs and all temporary facility costs (i.e. rent, insurance, utilities, etc.).

DEBT DISCOUNT AND ISSUANCE COSTS

    Debt discount and issuance costs are capitalized and amortized to expense based on the terms of the related debt agreements using the effective interest method or a method which approximates the effective interest method.

INCOME TAXES

    The Company is a limited liability company and will be taxed as a partnership for federal income tax purposes. Accordingly, no provision for federal income taxes was recorded because the taxable income or loss is included in the income tax returns of the members.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity sections of a statement of financial position, and is effective for financial statements issued for fiscal years beginning after December 15, 1997. The Company has determined that comprehensive income and net income as reported in the accompanying financial statements are the same.

    In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 establishes additional standards for segment reporting in financial statements and is effective for fiscal years beginning after December 15, 1997. The Company currently operates as one segment.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. LONG-TERM DEBT AND CURRENT MATURITIES OF LONG-TERM DEBT

    Long-term debt and current maturities of long-term debt is comprised of the following:

                                                                             DECEMBER 31, 1998
                                                                             -----------------
                                                                              (IN THOUSANDS)
Long-term debt:
  Senior Discount Notes (Net of unamortized discount of $107,147)..........     $   114,353
                                                                                   --------
                                                                                   --------
Current maturities of long-term debt:
  Term B Loan..............................................................     $   114,000
  Term C Loan..............................................................         160,000
                                                                                   --------
    Total current maturities of long-term debt.............................     $   274,000
                                                                                   --------
                                                                                   --------

SENIOR DISCOUNT NOTES

    On February 26, 1998, Gaming Holdings, Capital and Gaming Enterprises consummated a private offering ("Offering") under Rule 144A of the Securities Act of 1933. The Offering consisted of 221,500 units ("Units"), each Unit consisting of: (i) $1,000 principal amount of maturity of 13 1/2% Senior Discount Notes due 2010 ("Notes") of Gaming Holdings and Capital; and (ii) 10 warrants ("Warrants") to purchase 10 shares of Class B non-voting common stock, no par value, of Gaming Enterprises. The Notes and the Warrants became separately transferable on July 23, 1998. The Warrants became exercisable on July 23, 1998, and will expire on March 1, 2010.

    On August 26, 1998, Gaming Holdings and Capital completed an exchange offer for 100% of the aggregate principal amount of the Notes pursuant to a registration statement dated July 23, 1998. The Notes were exchanged for notes with substantially the same terms issued in the private placement on February 26, 1998.

    The initial accreted value of the Notes was $519.40 per $1,000 principal amount at maturity of the Notes. The Notes will mature on March 1, 2010. The Notes will accrete at 13 1/2% (computed on a semi-annual bond equivalent basis) based on the initial accreted value, calculated from February 26, 1998. Cash interest on the Notes will not accrue prior to March 1, 2003. Thereafter, cash interest on the Notes will accrue at the rate of 13 1/2% per annum based on the accreted value at maturity of the Notes and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2003. The Notes are secured by a first priority pledge of all the issued and outstanding Series A Preferred Interests of Gaming held by Gaming Holdings. The Indenture to the Notes contains certain covenants that (subject to certain exceptions) restrict the ability of Gaming Holdings, Capital and certain of their subsidiaries to, among other things: (i) make restricted payments; (ii) incur additional indebtedness and issue preferred stock; (iii) incur liens; (iv) pay dividends or make other distributions; (v) enter into mergers or consolidations; (vi) enter into certain transactions with affiliates; or (vii) enter into new lines of business.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. LONG-TERM DEBT AND CURRENT MATURITIES OF LONG-TERM DEBT (CONTINUED)
    Gaming Holdings' future interest and principal payments required under the Note will be funded from distributions by Gaming to the extent available. Gaming has certain restrictions which limit its ability to distribute cash to Gaming Holdings (see the following discussion under "Term Loans"). There can be no assurance that Gaming's distributions will be sufficient to meet the required principal and interest payments of the Notes.

TERM LOANS--CURRENT MATURITIES OF LONG-TERM DEBT

    On February 26, 1998, Gaming entered into a $410.0 million Credit Agreement ("Bank Credit Facility" or "Credit Agreement") with various financial institutions and the Bank of Nova Scotia as the administrative agent for the lenders (collectively, "Lenders"). The Credit Agreement consists of three separate term loans. Term A Loan comprises a term loan of $136.0 million and matures seven years after the initial borrowing date. Term B Loan comprises a term loan of $114.0 million and matures eight and one-half years after the initial borrowing date. Term C Loan comprises a term loan of $160.0 million and matures ten years after the borrowing date. The Term B Loan and the Term C Loan were funded by the Lenders on February 26, 1998 and the funds are held by Gaming in the cash collateral account for the future development of the Aladdin. The Term B Loan and the Term C Loan proceeds could not be utilized until the proceeds from the Notes were completely exhausted. As of December 31, 1998, 100% of the Notes proceeds, approximately $23.6 million of the Term B Loan Proceeds, net of interest earned and approximately $21.5 million of the Term C Loan proceeds, net of interest earned had been utilized to develop and construct the Aladdin. The Term A Loan has not been funded. The Company pays interest on the term loans as follows: Term A Loan, at the London Interbank Offered Rate ("LIBOR") plus 300 basis points until the Aladdin commences operations, then LIBOR plus an amount between 150 basis points and 275 basis points depending upon Gaming's earnings before interest, taxes, depreciation and amortization ("EBITDA"); Term B Loan, LIBOR plus 200 basis points while the funds are held in the cash collateral account and LIBOR plus 350 basis points once the funds are utilized for the construction of the Aladdin; and Term C Loan, LIBOR plus 200 basis points while the funds are held in the cash collateral account and LIBOR plus 400 basis points once the funds are utilized to for the construction of the Aladdin. Interest on the term loans is due quarterly.

    During 1998, the Company's indirect subsidiary, Aladdin Music, incurred indebtedness of approximately $2.8 million in connection with the pre-development costs and expenses of the Aladdin Music Project while pursuing prospective joint-venture partners ("Music Indebtedness"). The incurrence of the Music Indebtedness was not pre-approved by the Lenders as required under the Credit Agreement and thus the incurrence of the Music Indebtedness constituted an event of default under the Credit Agreement.

    On January 29, 1999, the Credit Agreement was amended for the following: (i) a reduction in the net worth requirement; (ii) a waiver of the event of default due to the Music Indebtedness, assuming satisfaction of certain conditions;
(iii) changes to certain definitions in the Credit Agreement, including the definition of "Available Funds," "Realized Savings" and "Indebtedness;" (iv) permit the utilization of letters of credit to fund the November, 1998 Out-of-Balance (see Note 5 regarding additional disclosure related to the November, 1998 Out-of-Balance); (v) require the Company to fund costs for the Carpark which are in excess of $36 million; (vi) permit Aladdin Music to incur an additional aggregate indebtedness of $3.5 million for reasonable and necessary predevelopment costs and expenses for the Aladdin Music

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. LONG-TERM DEBT AND CURRENT MATURITIES OF LONG-TERM DEBT (CONTINUED)
Project and to enter into agreements for the payment of certain commissions;
(vii) permit certain indebtedness in connection with a 1,400-seat production theater; and (viii) other technical amendments (collectively, "First Amendment to the Credit Agreement"). Further, the First Amendment to the Credit Agreement provided that if the FF&E Financing documents (see the following discussion under "Furniture, Fixtures and Equipment Financing" ("FF&E Financing")) were not correspondingly amended by March 10, 1999, an event of default would exist under the Credit Agreement.

    After various discussions with the lenders under the FF&E Financing, the Company determined that it would not be in its best interest to effect corresponding amendments to the FF&E Financing documents consistent with the First Amendment to the Credit Agreement. The Company, London Clubs and the Sommer Trust have submitted a proposed second amendment to the Credit Agreement ("Second Amendment to the Credit Agreement"), to cure the events of default. The Second Amendment to the Credit Agreement provides: (i) the Music Indebtedness has been paid by or on behalf of Aladdin Music and this event of default is waived by the Lenders; (ii) a capital contribution in the amount of approximately $18.5 million (see Note 8 regarding additional disclosures) has been made to bring the Main Project Budget "In Balance," as defined in the Credit Agreement; (iii) the letters of credit which were posted in connection with the November 1998 Out-of-Balance will be drawn and the proceeds deposited in Gaming's account; (iv) amending certain definitions of the Credit Agreement, including, "Available Funds," "Indebtedness," and "Realized Savings"; (v) requiring any costs in excess of $36 million for completing the Carpark will be funded by the Sommer Trust and London Clubs; (vi) requiring that Gaming maintain a minimum "Net Worth" at the close of each calendar month of not less than $100.0 million plus 85% of positive Net Income (as defined); and (vii) other technical amendments to the Credit Agreement. The Company has been advised by its counsel, that the Second Amendment to the Credit Agreement will not require the approval or consent of either the FF&E Financing lenders or the Noteholders.

    The Second Amendment to the Credit Agreement would require additional contributions to the Company on a monthly basis if the Company's net worth falls below $100 million. The Company estimates that additional contributions of approximately $33 million will be required to maintain a net worth of $100 million prior to the opening of the Aladdin. The Company has informed both London Clubs and the Sommer Trust of the estimated future equity contributions required under the net worth limit.

    Because certain provisions of the First Amendment to the Credit Agreement are not effective and the Second Amendment to the Credit Agreement has not been approved by the Lenders, the Lenders are no longer required to forbear exercising their rights, remedies and options with respect to the events of default under the Credit Agreement, which if exercised, would result in delays in funding under the Credit Agreement or termination of the Credit Agreement.

    Based on the above discussion, the Company is in default under its Credit Agreement as of the date of the filing of these financial statements and therefore has classified the Term B Loan and Term C Loan as current maturities of long-term debt. The following discussion related to the Term B Loan and Term C Loan is only applicable if the Second Amendment to the Credit Agreement is approved by the Lenders and the Lenders do not exercise their rights, remedies and options with respect to the events of default under the Credit Agreement.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. LONG-TERM DEBT AND CURRENT MATURITIES OF LONG-TERM DEBT (CONTINUED) Principal payments for the Term Loans do not commence until the end of the first quarter following the commencement of operations of the Aladdin. The following table details the required yearly principal amortization during operations.

      PRINCIPAL
 AMORTIZATION (AFTER
   COMMENCEMENT OF
     OPERATIONS)       TERM A LOAN   TERM B LOAN   TERM C LOAN
---------------------  ------------  ------------  ------------
                                    (IN THOUSANDS)
       Year 1           $   16,000    $    1,200    $    1,600
       Year 2               20,000         1,200         1,600
       Year 3               28,000         1,200         1,600
       Year 4               32,000         1,200         1,600
       Year 5               40,000         1,200         1,600
       Year 6                             68,000         1,600
       Year 7                             40,000        48,400
       Year 8                                          102,000
                       ------------  ------------  ------------
       TOTALS           $  136,000    $  114,000    $  160,000
                       ------------  ------------  ------------
                       ------------  ------------  ------------

    In addition to the principal amortization schedules, the Company is required to make mandatory prepayments beginning the first quarter following the commencement of operations of the Aladdin. The mandatory prepayments are based on a percentage of Gaming's excess cash flow as defined in the Credit Agreement. The mandatory prepayments are due quarterly and the percentages of excess cash flow are detailed below:

                              PERCENTAGE OF
                            EXCESS CASH FLOW
                          ---------------------
Year 1                                 65%
Year 2                                 60%
Year 3 and thereafter                  55%

    As security for the Bank Credit Facility, the Company has entered into a deed of trust in favor of the Lenders securing the Notes and all obligations of the Company under the Bank Credit Facility, encumbering the Aladdin (including any and all leasehold interests) as a first priority lien. In addition, the Company has either assigned or entered into security agreements in favor of the Lenders for all present and future leases, accounts, accounts receivable, licenses and any other tangible or intangible assets owned or leased by the Company, subject to the rights of the FF&E Lenders under the FF&E Financing (see the following discussion under "Furniture, Fixtures and Equipment Financing ("FF&E Financing")).

    As further security for the Bank Credit Facility and to the extent permissible, the owners of the Company have pledged their interests in the Company to the Lenders and Gaming Holdings has pledged its interest in Gaming to the Lenders other than the Series A Preferred Interests.

    The Bank Credit Facility contains covenants that (subject to certain exceptions) restrict the ability of Gaming and its subsidiaries to, among other things: (i) incur additional indebtedness, liens or other encumbrances; (ii) pay dividends or make similar distributions; (iii) sell assets or make investments;

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. LONG-TERM DEBT AND CURRENT MATURITIES OF LONG-TERM DEBT (CONTINUED)
(iv) enter into mergers, consolidations, or acquisition transactions; or (v) enter into certain transactions with affiliates.

FURNITURE, FIXTURES AND EQUIPMENT FINANCING ("FF&E FINANCING")

    On June 30, 1998, the Company entered into FF&E Financing which provides for operating lease financing of up to $60.0 million and a term loan facility of $20.0 million to obtain gaming equipment and other specified equipment. Funding under the FF&E Financing is available beginning six months prior to the construction completion date of the Aladdin. Repayment of principal and interest is due in quarterly installments upon the construction completion date of the Aladdin. The term of the operating lease financing is 36 months (with the Company having two, one year options to renew) and the term of the loan facility is five years. The interest rate from the funding date until the construction of the Aladdin is complete is either the 30-day LIBOR plus 478 basis points or the Prime Rate plus 275 basis points. After the construction completion date, the interest rate shall be the 90-day LIBOR plus 478 basis points. As of December 31, 1998, the FF&E financing had not been funded.

    On February 17, 1999, GMAC Commercial Mortgage ("GMAC"), one of the participants in the FF&E Financing, issued a "Note of Default" based on the Company's proposal to amend the minimum net worth amount under the FF&E Financing documents and further provided that GMAC was terminating its obligations to fund under the FF&E Financing. On February 26, 1999, the Company responded that, pursuant to the Intercreditor Agreement, dated June 30, 1998, no participant in the FF&E Financing, including GMAC, could declare a Default or Event of Default (other than a payment default) prior to the initial funding under the FF&E Financing and that in fact no default or event of default existed.

INTEREST RATE SWAPS

    The Company has entered into various interest rate swaps to manage interest expense, which is subject to fluctuations due to the variable nature of LIBOR. The Company has interest rate swap agreements under which it pays a fixed interest rate and receives a variable interest rate.

    At December 31, 1998, the Company had interest rate swaps with a notional amount of approximately $787.3 million that consist of the following: (i) a cap and floor notional amount of $250 million; (ii) a swap with an original notional amount of $114 million increasing to a maximum of $222.5 million; (iii) a swap with a notional amount of $160 million; and (iv) a swap option with a notional amount of $154.8 million. As of December 31, 1998, the Company had a portfolio of variable rate debt outstanding in the amount of $274 million.

    Under these agreements, the Company will receive interest from the counterparty at a variable rate equal to LIBOR and the Company will pay the counterparty fixed rates of interest as follows: (a) until the Aladdin commences operations, for the Term A Loan and the Term B Loan interest is fixed at 5.883% and for the Term C Loan interest is fixed at 6.485%; and (b) once the Aladdin has commenced operations, for the Term A Loan and the Term B Loan, the maximum interest is 7.00% and the minimum is 5.65%, and for the Term C Loan, the interest has been fixed at 6.485%. The LIBOR applicable to these agreements was 5.3125% at December 31, 1998. The notional amounts do not represent amounts exchanged by the parties, and thus are not a measure of exposure of the Company. The amounts exchanged are normally based on

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. LONG-TERM DEBT AND CURRENT MATURITIES OF LONG-TERM DEBT (CONTINUED) the notional amounts and other terms of the swaps. The variable rates are subject to change over time as LIBOR fluctuates.

    Neither the Company nor the counterparty, which is a prominent financial institution, is required to collateralize their respective obligations under these swaps. The Company is exposed to loss if the counterparty defaults. The Company does not hold or issue rate swap agreements for trading purposes.

FAIR VALUE OF LONG-TERM DEBT, CURRENT MATURITIES OF LONG-TERM DEBT AND INTEREST
  RATE SWAPS

    The estimated fair value of the Company's long-term debt, current maturities of long-term debt and interest rate swaps have been determined using appropriate market information and valuation methodologies. Considerable judgment is required to determine the estimates of fair value; thus, the estimates provided herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

                                                                       DECEMBER 31, 1998
                                                                  ----------------------------
                                                                  CARRYING AMOUNT   FAIR VALUE
                                                                  ----------------  ----------
                                                                         (IN THOUSANDS)
Senior Discount Notes...........................................    $    114,353    $   50,945
Term B Loan.....................................................         114,000       114,000
Term C Loan.....................................................         160,000       160,000
Interest Rate Swaps Loss........................................         -              13,895

    The fair value for the Company's Senior Discount Notes is based on dealer quotes for those instruments. The fair values for the Company's Term B Loan and Term C Loan are assumed to approximate carrying values as the interest rate on the loans fluctuate with changes in LIBOR (i.e., a variable rate loan). The fair market value of the Company's interest rate swaps is based on the estimated termination values at December 31, 1998 as provided by the counterparty to the swaps.

3. GOING CONCERN ASSUMPTION

    The Company is currently in default of certain provisions related to its Bank Credit Facility, as disclosed in Note 2. Management has, therefore, classified the Term B and Term C Loan as current maturities of long-term debt.

    The Company plans to (i) cure the events of default referred to above; (ii) continue to comply with current and future Bank Credit Facility debt covenants; and (iii) obtain adequate funding through project completion. To accomplish these plans, management (a) is currently seeking an additional contribution of $18.5 million from London Clubs (which the Company has been advised will be funded by London Clubs); (b) together with London Clubs and the Sommer Trust, has submitted a proposed Second Amendment to the Credit Agreement (see Note 2), which seeks to cure all current events of default; and (c) has informed both London Clubs and the Sommer Trust of its estimate of future equity contributions of approximately $33 million required under the net worth test proposed under the Second Amendment to the Credit Agreement.

    If for any reason, funding under the Credit Agreement ceases, the Company will not have sufficient liquidity and capital resources to meet all its current and long term commitments and obligations, and to complete construction and commence operation of the new Aladdin Hotel and Casino.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. LEASES

    The Company leases certain real property, furniture and equipment. At December 31, 1998 aggregate minimum rental commitments under noncancelable operating leases with initial or remaining terms of one year or more consisted of the following:

      YEAR ENDING DECEMBER 31,
------------------------------------   OPERATING LEASES
                                      -------------------
                                        (IN THOUSANDS)
                1999                       $     646
                2000                             200
                2001                              15
                                               -----
    Total Minimum Lease Payments           $     861
                                               -----
                                               -----

    Rental expense amounted to approximately $0.5 million for the year ended December 31, 1998.

5. INCREASE IN THE COMPANY'S BOARD OF MANAGERS

    Under the Credit Agreement, $25 million of the total project costs were designated as contingency funds. Contingency funds are made available to the Company as a function of the project's percentage of construction complete. However, the Company committed to changes in the plans and specifications early in the project while the percentage of completion was low. In addition, the Company revised certain items of the project budget and adjusted the budget accordingly, including an increase to pre-opening costs. Thus, because financial commitments were made when the contingency funds were not yet available to pay for such changes, an out-of-balance of approximately $6.5 million was created in November, 1998 ("November 1998 Out-of-Balance"). The Sommer Trust and London Clubs posted letters of credit in the amounts of $1,030,500 and $5,543,500, respectively, to fund the November 1998 Out-of-Balance. The Sommer Trust and London Clubs are parties to the Bank Completion Guaranty whereby, among other things, the parties agreed to fund certain project costs increases and to a contribution agreement ("Contribution Agreement"), dated as of February 26, 1998, whereby, among other things, the parties agreed to share all the obligations under the Bank Completion Guaranty, 75% to the Sommer Trust and 25% to London Clubs. On November 30, 1998, the Sommer Trust and London Clubs agreed that because the Sommer Trust did not fund its proportionate share of the November 1998 Out-of-Balance, (a) the Sommer Trust and its affiliates shall vote their respective Holdings Common Membership Interests and cause Gaming Enterprises to vote its Holdings Common Membership Interests so that (taking into account Holdings Common Membership Interests held by London Clubs or its affiliates) London Clubs controls fifty percent of the voting power of Gaming Holdings, and (b) the Board of Managers for Gaming Holdings and Gaming was expanded from the then-current five Board members to six and the number of Board Members London Clubs designated was increased from two to three. Notwithstanding the change to increase London Clubs' voting power and the increase in the number of board members, the supermajority provisions contained in the Gaming Holdings' Operating Agreement which require the approval of the holders of at least 80% of the Gaming Holdings Common Membership Interests remain unaffected by this agreement.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. RELATED PARTY TRANSACTIONS AND GUARANTEES

LAND CONTRIBUTION AND RESTRICTED LAND

    As discussed in Note 1, both Sommer Enterprises, LLC and Gaming Enterprises contributed land to the Company. The land was originally owned by AHL, a related party under common control, and therefore the land has been recorded at its carryover basis. In addition, the land was subject to certain indebtedness which was paid by the Company on the date of the contribution. The indebtedness exceed the carryover basis of the land and therefore resulted in a negative contribution by Sommer Enterprises, LLC.

    The carryover basis of the land was approximately $40.25 million, but a portion of the land has been classified as restricted land due to a requirement to transfer the land to Aladdin Bazaar, LLC. Aladdin Bazaar, LLC is owned effectively 37.5% by the Sommer Trust. Aladdin Bazaar, LLC is currently constructing and will operate a themed entertainment shopping mall and 4,800-space car parking facility (together known as the "Mall Project"). The Mall Project is expected to be an integral part of the Aladdin entertainment complex. The carryover basis of the land was allocated to the Mall Project based on an appraisal of the entire land parcel. The Company expects to transfer the land before the end of 1999.

PURCHASE OF RESTRICTED MEMBERSHIP INTERESTS

    Certain members of the Company's executive management have purchased unvested restricted membership interests, in the aggregate, of 4.75% of the Company. Except for Mr. Goeglein, these membership interests will vest 25% on the opening of the Aladdin and 25% upon the expiration of the term of the executive's employment agreement. If Gaming continues to employ the executive after the expiration of the employment agreement, 25% of the interest will continue to vest on each anniversary of the Aladdin opening date until such interests are fully vested. After the term of the employment agreement, if Gaming does not continue to employ the executive, other than for Cause (as defined), or if the officer no longer continues his employment for Good Reason (as defined), only an additional 25% of the interest vests. Mr. Goeglein's membership interests become fully vested at the earlier of July 1, 2002 or the date on which such interests become publicly traded, conditioned upon Mr. Goeglein's continued relationship with Gaming. As of December 31, 1998, none of these membership interests had vested.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment contracts with five members of its senior management. The terms of these agreements provide for an aggregate annual amount of approximately $1.5 million, plus any bonuses granted by the Board of Directors and based on relevant criteria and performance standards. The agreements have an initial duration of between four years and five years and six months. All agreements were entered into during 1997. One agreement additionally provides for the individual to be retained as a consultant for $100,000 per year for 5 years after the initial term.

GAI, LLC CONSULTING AGREEMENT

    Gaming has entered into a consulting agreement with GAI, LLC, a Nevada limited liability company, 100 percent beneficially owned by Gaming's Chief Executive Officer. This agreement requires Gaming to pay to GAI, LLC a retainer of $12,500 per month until June 30, 2002 for remaining on call to provide services and expertise for such month.

THE LONDON CLUB MANAGEMENT AGREEMENT

    Gaming, London Clubs and LCNI are parties to a management agreement which relates to the operations to be managed by London Clubs ("The London Club"). Under this agreement, London Clubs

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. RELATED PARTY TRANSACTIONS AND GUARANTEES (CONTINUED) has agreed to guaranty the obligations of LCNI. In consideration for the services to be furnished by LCNI under the management agreement, Gaming will pay to LCNI a performance-based incentive fee. This fee will be calculated based on a range of percentages applied to certain thresholds of The London Club EBITDA (defined as gross revenue attributable to The London Club, less all costs and expenses directly attributable to The London Club).

COMPLETION GUARANTY AND KEEP-WELL AGREEMENT

    London Clubs, the Sommer Trust and Aladdin Bazaar Holdings, LLC ("Bazaar Holdings"), which is owned 99% by the Sommer Trust, have entered into a completion guaranty for the benefit of the Lenders under the Bank Credit Facility, under which they have agreed to guarantee, among other things, the completion of the Aladdin. The guaranty is not subject to any maximum dollar limitations. In addition, AHL, London Clubs and Bazaar Holdings (collectively, "Sponsors") have entered into an agreement ("Keep-Well Agreement") in favor of the Lenders under the Bank Credit Facility. The Keep-Well Agreement requires the Sponsors to make certain quarterly cash equity contributions to Gaming beginning with the commencement of operations if Gaming fails to comply with the minimum fixed charge coverage ratio set forth in the Bank Credit Facility. Under the Keep-Well Agreement, the Sponsors are not required to contribute an aggregate of more than $150.0 million to Gaming ($30.0 million in any one fiscal year), and are not required to contribute any amounts to Gaming on or after the earlier of the date on which Gaming complies with all of the financial covenants set forth in the Credit Agreement for six consecutive quarterly periods or the date on which the aggregate outstanding principal amounts of the Credit Agreement are reduced below certain amounts.

    The Sommer Trust, London Clubs, Aladdin Bazaar Holdings, LLC and the Bank of Nova Scotia, as administrative agent for the Lenders, have entered into the First Amendment to the Guaranty of Performance and Completion, dated as of March 10, 1999 ("First Amendment to the Bank Completion Guaranty"). The First Amendment to the Bank Completion Guaranty requires that the Sommer Trust, London Clubs and Aladdin Bazaar Holdings, LLC jointly and severally guarantee that Gaming maintains the minimum Net Worth required by the Second Amendment to the Credit Agreement. On March 30, 1999, the Sommer Trust and London Clubs agreed that if either party is required to contribute more than its proportionate share of any amounts necessary for Gaming to maintain the revised Net Worth as required in the Second Amendment to the Credit Agreement, then the party who contributes more than its proportionate share will be deemed to have made a recourse loan to the party who contributes less than its proportionate share in the amount not funded by such party. The recourse loan will bear interest at 20% per annum and will be payable by a transfer at par value of the corresponding amount of the Holdings Common Membership Interests held directly by the party who did not contribute its proportionate share. Until the recourse loan is paid, the party who contributed more than its proportionate share will have a security interest and continuing lien in said Holdings Common Membership Interests.

    During 1998, London Clubs received a fee of $2.65 million for its obligations under the Keep-Well Agreement and in addition is entitled to an annual fee of 1.5%, payable in arrears, of the Company's annual average indebtedness with respect to a $265.0 million portion of the Bank Credit Facility, which is supported by the Keep-Well Agreement. Such fees accrue from the closing date of the Bank Credit Facility and are payable from available cash flow after the opening of the Aladdin. As of December 31, 1998, the Company had accrued approximately $3.4 million in Keep-Well fees to London Clubs, which is reported in

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. RELATED PARTY TRANSACTIONS AND GUARANTEES (CONTINUED) the Balance Sheet as Related Party Payables. Additionally, the Company agreed to reimburse approximately $2.8 million to London Clubs for certain expenses incurred relating to the Aladdin; however, in November 1998, London Clubs agreed to defer the payment of approximately $189,000 of this reimbursement until the Main Project Budget under the Credit Agreement is In Balance (as defined in the Credit Agreement). As of December 31, 1998, London Clubs received approximately $2.4 million of this $2.8 million reimbursement obligation.

    In consideration for certain expenses incurred by the Sommer Trust prior to February 26, 1998, relating to the management and coordination of the development of the Aladdin, the Company reimbursed $3.0 million to the Sommer Trust on February 26, 1998. In addition, Gaming will reimburse certain ongoing out-of-pocket expenses of the Sommer Trust relating to the development of the Aladdin, not to exceed $0.9 million. In November 1998, the Sommer Trust agreed to defer such reimbursement until the Main Project Budget under the Credit Agreement is In Balance (as defined in the Credit Agreement). As of December 31, 1998, the Sommer Trust had received approximately $3.3 million of the total $3.9 million reimbursement.

PAYMENT OF MUSIC INDEBTEDNESS

    During 1998, the Sommer Trust, the approximately 72% beneficial owner of the Company, paid approximately $260,000 to certain trade creditors on behalf of Aladdin Music and Mr. Sommer, the Company's Chairman of the Board, individually paid $500,000 to a trade creditor on behalf of Aladdin Music. Further, during the first quarter of 1999, the Sommer Trust paid approximately $747,000 to a trade creditor on behalf of Aladdin Music. To the extent permissible, Aladdin Music has agreed, if and when Aladdin Music secures a joint venture partner and financing for the Aladdin Music Project to reimburse the Sommer Trust and Mr. Sommer such advanced funds.

7. COMMITMENTS AND CONTINGENCIES

ENERGY SERVICES AGREEMENT

    The Company entered into an energy services agreement for hot and cold water and electricity that will be purchased by the Company and the Mall Project (which would include the tenants of the mall) over initial terms of 20 years.

    The central utility plant is being constructed by Northwind Aladdin, LLC ("Northwind") on land owned by the Company and leased to Northwind. The central utility plant and equipment (collectively, "Costs") will be owned by Northwind, which will pay all costs in connection with the construction, purchase and installation. The current budget for the Costs is $40.0 million.

    The charges payable under the energy services agreement will include a fixed component applied to the Costs paid by Northwind and reimbursement of operational related costs.

    The Company's share of Costs under its energy services agreement is based on the total Costs (currently budgeted at $40 million) less the amounts payable by the Mall Project and Aladdin Music, if and when, Aladdin Music enters into an energy services agreement with Northwind. The Mall Project's share of Costs is approximately $2.9 million.

    If Aladdin Music: (i) does not enter into an energy services agreement with Northwind prior to the Company incurring Costs under its energy services agreement; and (ii) the share of Costs assumed by

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)
Aladdin Music are not significant, then the Company intends to account for the total Costs incurred by Northwind as a capital lease. If however, items (i) and
(ii) above are accomplished prior to the Company incurring any Costs under its energy services agreement, the Company will account for the energy services agreement as an executory contract and expense the Costs as incurred.

MALL PROJECT COSTS

    In connection with the development of the Mall Project, Aladdin Bazaar, LLC will reimburse the Company approximately, $14.2 million for the construction of certain areas shared by the Aladdin and the Mall Project and the facade to the Aladdin. Additionally, Aladdin Bazaar, LLC is obligated to spend no more than $36.0 million for the parking garage. Therefore, any cost overruns associated with these items will be borne by the Company. In addition, the Company is obligated to pay Aladdin Bazaar, LLC: (i) a $3.2 million fee per year for a term of 99 years, which is adjusted annually pursuant to a consumer price index-based formula, for usage of the parking garage; and (ii) the Company's proportionate share of the operating costs associated therewith.

CONSTRUCTION COSTS

    Fluor Daniel, Inc. is the design/builder ("Design/Builder") of the Aladdin. The Design/Builder has entered into a guaranteed maximum price design/build contract ("Design/Build Contract") (subject to scope changes) with the Company to design and construct the Aladdin. During the course of construction, a number of issues and items have arisen in connection with various change orders and delay claims submitted with the project and the scope of the Design/Build Contract. The Company has submitted three disputed Design/Builder equitable scope change requests ("Claims") to arbitration ("Arbitration") pursuant to the provisions of the Design/Build Contract. The Company believes that the Claims relate to design and work which is base work contemplated in the Design Build Contract and therefore should be included in the guaranteed maximum price of the Design/Builder. The Design/Builder has responded to the Company's argument in Arbitration, alleging, among other things, that the Claims relate to unforeseen conditions, and/or are due to the actions of the Company, and therefore, the Company is responsible for all costs and delays associated with the Claims. While the Company intends to aggressively and vigorously pursue the Claims, and believes that it will ultimately prevail in arbitration, the Claims are only in the preliminary stages of the Arbitration process, and therefore, no assurances can be given with respect to the ultimate outcome. The Design/Builder has presented Claims in the amount of approximately $4.7 million.

8. SUBSEQUENT EVENTS

DEVELOPMENT AND CONSTRUCTION OF ALADDIN

    The development of the Aladdin commenced during the first quarter of 1998. In March 1999, the Company completed a review of the project budget and determined that it was appropriate to increase the project budget by approximately $18.5 million, which amount reflected an increase in construction costs of approximately $9.5 million and an increase in pre-opening costs of approximately $9.0 million (collectively, "March 1999 Out-of-Balance"). In addition to this amount, it will be necessary to increase the project budget by the amount of the Music Indebtedness as a means to cure that event of default. See discussion at Note 2 for Music Indebtedness event of default.

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
                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. SUBSEQUENT EVENTS (CONTINUED)
    The Company has informed the Sommer Trust and London Clubs of the March 1999 Out-of-Balance and requested that, pursuant to the Bank Completion Guaranty, the Sommer Trust and London Clubs fund the March 1999 Out-of-Balance. As of March 30, 1999, neither party has funded the March 1999 Out-of-Balance; however, London Clubs has advised the Company that it will fund the full March 1999 Out-of-Balance amount.

    The March 1999 funding under the Credit Agreement was to be made, assuming payment of the March 1999 Out-of-Balance, on or about March 18, 1999. As of March 30, 1999, such funding had not occurred, and the Company believes the funding will not occur without the payment by London Clubs of the March 1999 Out-of-Balance. Even if the March 1999 Out-of-Balance is paid, due to the existing events of default under the Credit Agreement, there can be no assurances that any funding will be made under the Credit Agreement or that the Credit Agreement will not be terminated.

    The monthly payment to Fluor Daniel, Inc., the design/builder ("Design/Builder") of the Aladdin was due from the Company on or about March 18, 1999. As the Company did not receive its March 1999 funding under the Credit Agreement, as of March 30, 1999, the Company has not paid the Design/Builder. Under the Design/Build Contract, ten days after payment is due, the Design/Builder can issue a written notice of non-payment and if payment is not made within ten days after such notice, Design/Builder can stop work on the Project. If the Design/Builder does stop work on the Project, it will cause delays and expenses to the Project which would have a material and adverse effect on the Company. After expiration of the applicable time periods, a default under the Design/Build Contract is an event of default under the Credit Agreement.

OPINION OF THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANT

    Arthur Andersen LLP, the Company's independent public accountant, has issued an opinion in connection with its audit of the Company's financial statements which includes an explanatory fourth paragraph that calls attention to the existence of substantial doubt about the Company's ability to continue as a going concern. The Credit Agreement and the FF&E Financing documents requires that the Company's annual financial statements be audited without an Impermissible Qualification (as defined in the Credit Agreement) from the independent public accountants, which includes any qualification or exception to the accountant's opinion of a "going concern," or similar nature. If such qualified opinion is not cured within thirty days, it would constitute an event of default.

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